2016 LONG-TERM INCENTIVE (LTI) PLAN

PURPOSE OF THE PLAN
The purpose of the 2016 Long-Term Incentive Plan (the “Plan”) is to drive growth and shareholder value by providing incentives for Selected Participants (defined below) to deliver increasing revenue and earnings for Advanced Energy Industries, Inc. and its consolidated subsidiaries.

EFFECTIVE DATE
The Plan covers a three-year performance period from January 1, 2016 to December 31, 2018 (the “Plan Term” or “Performance Period”). The Company’s 2015 Long-Term Incentive Plan has expired. During the Plan Term, Selected Participants will not be entitled to stock options, restricted stock units, performance stock units or other equity awards under the 2008 Plan (defined below), except for awards granted pursuant to this Plan or otherwise determined by the Compensation Committee of the Board of Directors.

DEFINITIONS
For the purposes of this document only, the following definitions will apply:

“Award” or “award” shall mean an award consisting of Performance Stock Units (PSUs) pursuant to the Plan.

“Board of Directors” shall mean the Board of Directors of the Company.

“Committee” shall mean the Compensation Committee of the Board of Directors. Grants and Awards are approved by the Committee.

“Company” shall mean Advanced Energy Industries, Inc., a Delaware corporation, and its consolidated subsidiaries.

“Fiscal Year” shall mean the 12-month period ending on December 31, 2016.

“Grant” or “grant” shall mean a grant RSUs pursuant to the Plan.

“Non-GAAP EPS” shall mean the Company’s non-GAAP earnings per share from continuing operations. The Committee reserves discretion to make the final calculation of Non-GAAP EPS subject to one-time adjustments/exclusions.

“Performance Stock Unit (PSU) Award” or “PSU” shall mean a performance based restricted stock unit award under the 2008 Plan as evidenced by an award agreement that represents a commitment to provide the Selected Participant a specific number of shares of Company common stock on a future date contingent upon meeting or exceeding the performance metrics defined herein as certified by the Committee. As set forth below, the delivery of Company shares may be satisfied in whole or in part with cash as determined by the Committee.

“Restricted Stock Unit (RSU) Grant” or “RSU” shall mean a restricted stock unit grant subject to vesting based on the lapse of one or more defined periods of time and awarded under the 2008 Plan as evidenced by an agreement that represents a commitment to provide the Selected Participant a specific number of shares of Company common stock on one or more future dates on the defined vesting date(s).

“Revenue” shall mean the Company’s revenue from continuing operations.

“Selected Participant” shall mean regular, full-time employees of the Company who are selected by the Committee to participate in the Plan.

“2008 Plan” shall mean the 2008 Omnibus Incentive Plan, as amended.

ELIGIBILITY
Participation is limited to Selected Participants who are not covered by any other long-term incentive plan and are therefore eligible to participate in the Plan.

Notwithstanding anything in the Plan to the contrary, and unless otherwise determined by the Committee, an individual shall not be eligible to participate in the Plan if such individual (a) performs services for the Company and is classified or paid as an independent contractor by the Company or (b) performs services for the Company pursuant to an agreement between the Company and any other person or entity including an employee leasing organization.

To be eligible for the Plan, a Selected Participant must be actively employed by the Company in the eligible role as of January 1, 2016, and must continue to be employed and provide the services required of their position through the applicable grant/award and associated vesting dates for RSUs and PSUs. Participants who become eligible to participate in the Plan after the beginning of the Plan Term (promoted, hired, rehired or converted from a non-employee status) may be eligible for a Grants/Awards on a prorated basis. See the “New Hires / Late Entrants” section below for additional details. Participants whose tier level changes during the Plan Term (due to promotion or demotion) may be eligible, on a prorated basis, for additional Grants and Awards (in the case of promotion) or modified vesting (in case of demotions). See the “Promotions / Demotions” section below for additional details.

A Selected Participant whose employment is terminated, either voluntarily or involuntarily (regardless of cause) prior to an applicable Grant/Award or vesting date will not earn or be eligible to receive a Grant/Award or the associated vesting thereof.

Failure to comply with the Company’s policies and internal controls, including but not limited to audit and control issues, and delegation of authority, may result in a loss of eligibility and potentially termination of employment.

MEASURES OF PERFORMANCE
For the Plan Term, with respect to the PSUs, the performance metrics for threshold, target and stretch Revenue and Non-GAAP EPS for a trailing four (4) quarter period has been set by the Committee and the Board of Directors.

Once established, performance metrics normally shall not be changed during the Plan Term. However, if the Committee determines that external changes, unanticipated business conditions, or significant acquisitions or dispositions have materially affected the fairness of the performance metrics, then one or more of the performance metrics may be modified or adjusted during the Performance Period at the sole discretion of the Committee. The Committee should include a review of the corporate tax requirements should such change in performance metrics be considered.

GRANT CALCULATION
The number of RSUs granted and PSUs awarded to each Selected Participant will be based on a target annual value to be delivered to such Selected Participant based on the Selected Participant’s employment tier/title, as determined by the Committee. The target annual value for each level is as follows:

Tier Level	Target Annual Value
Tier 0 (CEO)	$1.75M
Tier 1 (EVP CFO)	$625,000
Tier 1 (EVP GC)	$525,000
Tier 2 (SVP)	$250,000 to $300,000*
Tier 3 (VP)	$125,000
* Depending upon the position.

The RSUs granted and PSUs awarded would be based on the target annual value for each tier level as defined by the Committee, which would then be applied to the closing or opening stock price on the grant/award date or such other date/time as determined by the Committee (with a default being the closing price on the date of grant/award). The Plan shall utilize RSUs and PSUs in a targeted ratio of 50% RSUs and 50% PSUs. The Committee shall establish a value of a RSU and PSU using a valuation methodology as determined by the Committee.

PSU Awards
The Committee shall award PSUs under the Plan at the full stretch amount (200% of target) given the performance nature of the award. While the award of each PSU is issued on the award date as determined by the Committee, only after the Committee has confirmed that the applicable performance metric has been met for the Performance Period, will the Plan grant and vest shares underlying the PSU awards or settle by the delivery of cash (or a combination thereof as determined by the Committee). If settled in whole or part in cash, the amount of cash would be equal to the closing or opening market value of shares on such settlement date or such other date/time as determined by the Committee. See “Vesting Schedule” section below for additional details.

VESTING SCHEDULE
Unless a separate vesting schedule is established by the Committee for a Selected Participant, all RSUs granted under the Plan will vest ratably over a three (3) year period, with one-third vesting on each anniversary date of the date of the grant.

As soon as practicable following the end of each fiscal quarter (commencing in the first quarter of 2017), the Company and the Committee will evaluate actual business results against the established performance metrics of Revenue and Non-GAAP EPS for the preceding four (4) fiscal quarters in order to determine the percentage of the PSU grant that is eligible to vest; provided, however, that with respect to the CEO, the Board shall be consulted prior to any final determination. These quarterly reviews will continue until the end of the Performance Period.

The percentage of shares underlying a PSU that are vested under the Plan may vary above or below the target level based on achievement of Revenue and Non-GAAP EPS ranging from 50% up to 200% of the annual target value.
Vesting Table

	Revenue Weight 50%(1)	Non-GAAP EPS Weight 50%
Performance	Percentage of PSU Shares That Vest for Revenue Metric	Percent of Target PSU shares That Vest	Combined Percentage Vesting(2)
Performance At Threshold	25%	25%	50%
Performance Equal to Target	50%	50%	100%
Performance At or Above Stretch Target	100%	100%	200%
(1) As discussed above, vesting of all or portions of such PSUs can occur in any quarter over such Performance Period (but no sooner than the first fiscal quarter of 2017 for the 4 preceding fiscal quarters) if either revenue or Non-GAAP EPS goals are independently met over a trailing four quarter period; provided, however, that a threshold level of Non-GAAP EPS must be met in order to trigger vesting related to the Revenue goals.
(2) For example, if a Selected Participant has a 100 PSU opportunity at target under the LTI Plan, and the Company meets or exceeds stretch performance for both Revenue and Non-GAAP EPS, the combined vesting percentage will be 200% (100% for Revenue plus 100% for Non-GAAP EPS) resulting in 200 PSUs vesting. Since the award itself is made at 200% or 200 PSUs, all those shares will vest with none being forfeited.

Achievement percentages between the threshold and target and between the target and stretch levels will be interpolated at the end of the Performance Period (but not during the Performance Period).

NEW HIRES / LATE ENTRANTS
Selected Participants who become eligible to participate in the Plan after the beginning of the Plan Term (promoted, hired, rehired or converted from a non-employee status) will be eligible for a Grant/Award on a prorated basis. Late entrants into the Plan are subject to approval by the Committee. The actual number of RSUs granted or PSUs awarded will be prorated based on the calendar date the Selected Participant became eligible to participate during the Plan Term (“Eligibility Date”). The date the Committee approves a Selected Participant’s eligibility is considered their “Eligibility Date” for purposes of determining the timing and number of RSUs or PSUs.

Eligibility Date	2016 Fiscal Year
January 1, 2016	100%
April 1, 2016	75%
July 1, 2016	50%
October 1, 2016	25%

Final eligibility percentages will be interpolated based on actual “Eligibility Date” to calculate the final number of PSUs granted and RSUs awarded. A Selected Participant who becomes eligible after October 1 of the Fiscal Year will not be eligible for a Grant/Award.

PROMOTIONS / DEMOTIONS
The promotion of a Selected Participant shall be indicated by an approved change in tier/title level from one eligible level to another (for example, a promotion from Tier 3 to Tier 2). See “New Hires/Late Entrants” section for the treatment of individuals whose promotion results in new eligibility in the Plan (for example, a promotion from an ineligible level (tier 4 and below) to an eligible one). The Committee may in its sole and absolute discretion determine that a promotion is not entitled to an increase in Grants or Awards. No promotion shall be considered after October 1 of the Fiscal Year.

Upon approval of the promotion by the Company and, for purposes of this Plan, confirmed by the Committee, the Selected Participant may be eligible for an additional grant or RSUs and award of PSUs by the Committee representing the difference in targeted value between the old and new tier levels for the remainder of the Plan Term. The number of additional RSUs and PSUs to be Granted/Awarded will be prorated based on the actual promotion date for the calendar year in which the promotion occurs.

A demotion of a Selected Participant shall be determined by the Company, and such action would result in a change in tier level from one eligible level to the level below (e.g., a demotion from Tier 2 to Tier 3). Any vesting that occurs following the demotion will be based upon the new level for the remainder of the Plan Term. The number of RSUs or PSUs available for vesting or settlement will be prorated based on the actual demotion date. If the demotion occurs following the end of vesting date (e.g., anniversary date for RSUs and preceding four (4) quarter performance for PSUs), (e.g., a demotion effective in the next quarter before settlement), the Selected Participant will be eligible for the vesting/settlement at the prior tier level for that grant/award and prorated based on the new level for the remainder of the Plan Term.

If the demotion results in the loss of eligibility in the Plan (e.g., a demotion from Tier 2 or 3 to Tier 4 or below), the Selected Participant will not be eligible for further vesting/settlement under the Plan. All unvested PSUs or RSUs awarded under the Plan will be cancelled as of the demotion date in the above example.

TERMINATION OF EMPLOYMENT
A condition precedent to receiving a Grant or Award of a RSU or PSU and the associated vesting and settlement, or prorated portion thereof, is continuous active employment, which shall include qualifying leaves of absence through the applicable vesting and settlement of RSUs or PSUs. Participants must be actively employed by the Company on the date of Grant or Award of RSUs or PSUs, vesting or settlement of RSUs or PSUs in order to receive any benefit therefrom. A Selected Participant whose employment is terminated, either voluntarily or involuntarily (regardless of cause) prior to an applicable Grant, Award, vesting or settlement date will not be eligible for any Grant, Award, vesting or settlement. All unvested and unsettled RSUs or PSUs are cancelled as of the employment termination date, except as provided below. Please note that irrespective of the terms of this Plan, if the Selected Participant is subject to a Company-issued executive change of control agreement (“CIC Agreements”), those terms may take precedence in particular situations related to certain terminations and associated vesting of and settlement of RSUs or PSUs.
In addition, all vested and unvested RSUs or PSUs of a Selected Participant whose employment is terminated with cause (e.g., a violation of Company policy) is subject to cancellation and forfeiture.

2008 OMNIBUS INCENTIVE PLAN
Grants and Awards made under this Plan must be in accordance with and are subject to the terms of the 2008 Plan. Each Selected Participant is also required to sign or electronically acknowledge the appropriate grant and award agreements agreeing to the detailed terms and conditions of the Grant and Award. These agreements will be made available to Selected Participants at the time of Grant or Award.

ADMINISTRATION
The Committee will be responsible for the administration of the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations deemed advisable, and to make all other administrative determinations necessary. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

GENERAL
The Committee reserves the right to define Company performance metrics and to review, revise, amend, or terminate the Plan at any time without notice at its sole discretion without any liability to the Selected Participant. Only the Committee has the ability to modify the Plan, and all modifications to the Plan must be in writing and approved by the Committee, and all modifications to the Plan related to the CEO must be reviewed by the Board of Directors. Except for certain limited exceptions with respect to CIC Agreements (as discussed above), this Plan document supersedes any previous document you may have received.
The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Selected Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company.

In the event of any conflict between a Selected Participant’s employment agreement with the Company and this Plan, the terms of the Selected Participant’s employment agreement will control for those provisions that do not relate to equity incentive compensation.
The provisions contained in this Plan set forth the entire understanding of the Company with respect to the Plan and supersedes any and all prior communications between the Company and any employee with respect to the Plan.

In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
Any questions regarding this Plan should be directed to the Human Resources department.

TERMS AND CONDITIONS - UNITED STATES ONLY
This Plan does not constitute a guarantee of work, job status or employment for any period of time. Your employment at Advanced Energy Industries, Inc. or its affiliate is at will and either you or the Company or affiliate may terminate the relationship at any time. This document is not intended to create a contract of employment or commitment of ongoing payment, express or implied.